Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of April 25, 2025, by and between T1 Energy Holding Inc., a Delaware corporation (the “Company”), and Daniel Barcelo (the “Employee” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Employee is currently serving as the Company’s Chief Executive Officer.

WHEREAS, the Parties intend that the Employee shall continue to be employed by the Company as Chief Executive Officer pursuant to the terms of this Agreement effective as of April 25, 2025 (the “Start Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1. At-Will Employment. The Employee’s employment with the Company will be “at will” and can be terminated by either the Employee or the Company at any time for any reason, in accordance with the terms and conditions of Section 6.

2. Employment and Duties.

(a) Title. The Employee will continue to be employed as the Chief Executive Officer of T1 Energy Inc. (the “Parent”) and its subsidiaries (the “Group”). The Employee shall report to the Board of Directors of the Parent (the “Board”) as required by applicable law or the principles of good corporate governance. In addition, the Employee shall continue to serve on the Board, as Chairman of the Board. The termination of the Employee’s employment with the Company for any reason shall automatically result in the Employee’s resignation from the Board and any director or officer role he has with the Company or any member of the Group, unless otherwise agreed upon by the Board.

(b) Location. The Employee’s initial place of work shall be in Texas. Thereafter, the Employee may transfer to other locations in the United States upon prior mutual written agreement of the Employee and the Company. The Employee acknowledges that the Employee’s work will necessitate a considerable amount of travel as reasonably required by the Company, including domestic and foreign travel.

(c) Services. During employment with the Company pursuant to this Agreement, the Employee shall (i) be a full-time employee of the Company; (ii) have such duties, authorities, and responsibilities commensurate with the Employee’s position or assigned to the Employee’s position by the Board from time to time; and (iii) comply with all Group policies, instructions and guidelines. The Employee will devote all (except as agreed to by the Board provided that the Employee can continue any actions disclosed to the Board prior to the date hereof) of the Employee’s business time and best efforts to the performance of the Employee’s duties to the Group and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, the Employee may (x) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities and (y) manage the Employee’s (and his family’s) personal investments; provided, however, that such activities do not materially interfere with the performance of the Employee’s duties hereunder or breach the terms of this Agreement.

(d) External Board Services. The Employee shall not, without the Board’s prior written consent, accept external board memberships; provided, however, that the Employee may perform services as a director of any charitable, religious, or community organizations. Any board membership may not conflict with the Employee’s duties to the Group or put the Employee in a position of actual or perceived conflict of interest with the Group.

(e) Working Hours. Standard business hours for the Company are 9:00 am to 5:00 pm Monday to Friday. The Employee may be required to work hours in excess of the ordinary working hours as may be reasonably required to carry out the Employee’s duties properly and effectively in accordance with the needs of the Group. The Employee’s position is considered exempt under the Fair Labor Standards Act and applicable state law. As a result, the Employee will not be entitled to overtime pay for hours worked in excess of the Employee’s normal work schedule.

3. Compensation, Bonus and Benefits. During the term of this Agreement, the Employee shall be eligible to receive the following compensation and benefits.

(a) Salary. The Company will pay the Employee a salary at an annual rate of $800,000 (“Base Salary”), which shall be paid monthly in substantially equal installments and in accordance with the Company’s usual and regular payroll practices, as in effect from time to time.

(b) Bonus. The Employee will be eligible to earn an annual cash bonus in an amount up to one hundred percent (100%) of the Employee’s Base Salary, pursuant to Parent’s Short-Term Incentive Plan (as in effect from time to time, the “STIP”), the terms and objectives of which are under the sole discretion of the Parent and subject to change from time to time (in the sole discretion of the Parent), provided, that, except as set forth in Section 6(b)(iii), the payment of any annual cash bonus is subject to the Employee’s continued employment with the Company through the payment date of such annual cash bonus.

(c) Annual Equity Awards. Subject to the approval of the Board and in accordance with the rules of the Parent’s 2021 Equity Incentive Plan (as may be amended or amended and restated from time to time or such other equity plan then in effect, the “Equity Plan”), the Employee will be eligible to receive annual equity awards pursuant to the Equity Plan (“Annual Equity Awards”). For the 2025 fiscal year, the Executive’s Annual Equity Awards will consist of two (2) separate awards as follows (the “2025 Equity Awards”): (i) restricted stock units (“RSUs”) covering a number of shares of common stock of the Parent with a Fair Market Value (as defined in the Equity Plan) at the time of grant equal to 150% of his Base Salary, which shall vest in substantially equal tranches on each of the first three (3) anniversaries of the grant date, subject to Employee’s continued active employment with the Company on the applicable vesting date and (ii) RSUs covering a number of shares of common stock of the Parent with a Fair Market Value at the time of grant equal to 150% of his Base Salary, which shall fully vest on the first anniversary of the grant date, subject to Employee’s continued active employment with the Company on the vesting date. The 2025 Equity Awards will be issued in accordance with the standard grant schedule for the Equity Plan, as determined by the Board, subject to the Employee’s continued employment pursuant to this Agreement on the date of grant. For subsequent years, any grant of Annual Equity Awards will be determined by the Board acting in its sole discretion having regard to market practices and internal compensation and benefits levels, as well as any other factor the Board deems appropriate. The composition of Annual Equity Awards (whether in the form of RSUs, performance-based restricted stock units and/or other types of awards) will be determined by the Board in its sole discretion. Except as set forth in this Agreement, all Annual Equity Awards shall be governed by the terms and conditions of the Equity Plan and applicable award agreement. In addition to the provisions set forth in Section 6(b)(v) of this Agreement, (i) in the event of a Change in Control (as defined in the Equity Plan), any equity award granted to the Employee between the Start Date and the first anniversary of the Start Date that is unvested will become fully vested upon such Change in Control and (ii) if the Employee no longer serves as the Chief Executive Officer of the Group (except in connection with a termination of the Employee’s employment for Cause, the Employee’s resignation without Good Reason or as a result of the Employee’s death or Disability), any unvested portion of the Employee’s RSU award granted on January 1, 2025 will become fully vested at the time Employee ceases to serve as the Chief Executive Officer of the Group.

(d) Paid Time Off. The Employee is entitled to twenty (20) days of paid vacation time per calendar year. Unused vacation days will rollover each year, in accordance with the terms of the Company’s paid time off policy, as in effect from time to time. This paid time off excludes any Company shut down days, as well as public holiday observed by the Company, which will also be paid. The Employee is also entitled to five (5) paid personal days and ten (10) paid sick days. Time off, whether paid or unpaid, must be taken at times appropriate to the local work situation and be approved beforehand by the Employee’s direct reporting person, whenever possible. The Employee should give the Company as much notice as possible prior to taking any paid time off. The Company understands that instances of unforeseen sickness and emergencies may arise, and will work with the Employee in these situations.

(e) Other Benefits. The Employee (and, to the extent eligible, the Employee’s dependents and beneficiaries) will be eligible to participate in all benefit plans made available by the Company to its similarly-situated employees, as in effect from time to time, currently including the Company’s health, dental care and vision care plans, pursuant to the terms of such plans as in effect from time to time.

(f) Technology. The Company will provide the Employee with a laptop for business use. The Company will provide the Employee with a mobile phone and cover reasonable cost for business use and, to a reasonable extent, private use in accordance with the Company’s policies, as in effect from time to time. Further, the Company will reimburse fifty percent (50%) of the Employee’s internet subscription at home.

(g) Medical Screening; Executive Wellness. The Company shall, on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Employee for (i) up to $10,000 per year for medical screening and care and (ii) up to $10,000 per year for personal wellness (including personal training and mental health programs).

4. Business Expenses. The Company shall, on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Employee for expenses, including business travel expenses, reasonably incurred by the Employee in the performance of the Employee’s duties under this Agreement, and in accordance with the Company’s policies, as in effect from time to time. Determination of the reasonableness of business expenses is at the sole discretion of the Company, not to be exercised unreasonably.

5. Code of Conduct and Company Policies. The Employee will comply with all codes of conduct, policies and all other governance documents of the Company and of the Parent as in effect from time to time.

6. Termination of Employment. The Employee’s employment with the Group will terminate at the earliest to occur of the following: (i) the date on which the Company provides notice to Employee of termination for “Disability” (as defined below); (ii) the date of the Employee’s death; (iii) if the Employee’s employment is terminated by the Company for “Cause” or by the Employee with “Good Reason” (each as defined below), the date any applicable cure period expires and, if there is no applicable cure period, the date on which the Company or the Employee, as applicable, provides notice to the other party of such termination; (iv) the date which is three (3) months following the date on which the Company provides notice to the Employee of termination without Cause (or such shorter period as the Company may determine in its sole discretion, subject to applicable law); or (v) the date which is three (3) months following the date on which the Employee provides notice to the Company of Employee’s termination of employment without Good Reason. If the Company or the Employee give notice to terminate employment, the Company may in the notice period, in its absolute discretion and subject to the Company continuing to pay or provide, as applicable, all payments and benefits under Section 3, require the Employee (i) to perform only such duties as it may allocate to the Employee; (ii) to refrain from having any contact with customers, clients, suppliers, employees or members of the Company or Group; (iii) to refrain from attending any premises of the Company or Group, (iv) to resign as a director or from any office of the Company or any member of the Group; and/or (v) to take any accrued holiday. The Employee agrees that the Company may appoint another person to perform the Employee’s responsibilities jointly and require the Employee to provide such handover and transitional services as may be reasonably required and that such action shall not constitute grounds for the Employee to resign for Good Reason.

(a) For Cause; Resignation by Employee; Death or Disability. If the Employee’s employment with the Company is terminated by the Company for Cause or as a result of the Employee’s death or Disability, or the Employee resigns the Employee’s employment with the Company for any reason, the Employee will not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination of employment: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) reimbursement for any expenses properly incurred and reported by Employee prior to the date of termination of employment in accordance with Section 4 hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the date of termination of employment, provided all supporting documents were properly submitted in advance; (iii) to the extent required under applicable law or Company policy, all accrued but unused paid time off; (iv) vested employee benefits, if any, to which the Employee may be entitled under the Company’s employee benefit plans described in Section 3(e), and (v) continued rights to indemnification and coverage under the Company’s and the Parent’s directors and officers insurance liability policy under their by-laws and certificate of incorporation (or other governing documents) and applicable law and Section 18 below (collectively, the “Accrued Rights”).

(b) Termination by the Company without Cause; Termination by the Employee for Good Reason. If the Employee’s employment is terminated by the Company without Cause, or by the Employee with Good Reason, then the Employee will be entitled to receive the Accrued Rights, and if (x) the Employee executes a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and the applicable revocation period with respect to the Release expires following the date of termination and (y) the Employee does not breach the restrictive covenants set forth in Sections 7, 9, 10, 11, and 12 hereof, then the Employee will receive the following:

(i) (A) if such termination of employment occurs outside of the CIC Protective Period (as defined below), one (1) year Base Salary, which shall be payable in substantially equal installments during the twelve (12) month period immediately following the date of termination in accordance with the Company’s regular payroll practices as in effect from time to time or (B) if such termination of employment occurs during the CIC Protective Period, eighteen (18) months of Base Salary, which shall be payable in substantially equal installments during the eighteen (18) month period immediately following the date of termination in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that, in each case, the first such payment will be made on the first regularly scheduled payroll date of the Company that occurs on or following the date after the Release becomes effective and will include all payments that would have been made to the Employee had such payments commenced on the first regularly scheduled payroll date of the Company following the date of termination;

(ii) An amount in cash equal to any earned annual cash bonus payable to Employee in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year; provided, however, that if the Release is not yet effective and irrevocable, then within ten (10) business days following the date the Release becomes effective and irrevocable;

(iii) A pro-rated annual cash bonus for the year in which the Employee terminates employment equal to (x) the annual cash bonus that the Employee would have received pursuant to Section 3(b), if any, based on actual performance for such year (as determined in accordance with the terms and conditions of the STIP) if the Employee had remained in the employ of the Company for the entire year multiplied by (y) a fraction, the numerator of which is the number of days in the year through the termination date and the denominator of which is 365 (the “Pro-Rated Bonus”), which Pro-Rated Bonus shall be paid on the originally scheduled payment timing as set forth in the STIP;

(iv) In the event that the Employee timely and properly elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, reimbursement for the full cost of premiums under COBRA until the earliest of (A) a period of six (6) months following the date of termination; (B) the date the Employee becomes covered under another employer’s health plan, in which case the Employee shall promptly provide written notice to the Company of such coverage; or (C) the expiration of the maximum COBRA continuation coverage period for which the Employee is eligible under federal law; and

(v) All unvested equity awards held by the Employee will immediately vest, with any performance-based equity awards being deemed achieved at target performance levels; provided, however, if the Board and the Employee mutually agree that the Employee will transition from the Employee’s role as Chief Executive Officer and member of the Board to a Board only role, then any unvested equity awards held by the Employee at such time will continue to remain outstanding and will vest on their original scheduled vesting dates, subject to the Employee’s continued service on the Board through each applicable vesting date (except that if (i) the Board does not nominate the Employee for re-election as a member of the Board or (ii) the Employee is not re-elected as a member of the Board, any such equity awards that remain unvested will become fully vested upon the date the Employee ceases to serve as a member of the Board (with any performance-based equity awards being deemed achieved at target performance levels)).

(c) Definitions. For purposes of this Agreement:

(i) “Cause” shall mean (in each case, other than due to death or Disability): (A) the Employee’s conviction of, or plea of guilty or nolo contendere to, any felony; (B) any act of theft, dishonesty, embezzlement or misappropriation by the Employee against the Company or any of its affiliates; (C) the Employee’s breach of any fiduciary obligation owed to the Company or any of its affiliates; (D) any willful malfeasance or gross negligence in connection with the Employee’s employment by the Company; (E) a violation by the Employee of any material written policy of the Company; (F) a material breach by the Employee of any provision of this Agreement; (G) any failure by the Employee to follow the lawful written directives of the Board or the Company that are related to the Employee’s position with the Parent or the Company; (H) the Employee’s material failure to comply with the Company’s employee handbook; (I) failure to comply with any Company policy or rule related to sexual and other types of harassment, discrimination or abusive conduct, in each case, made available to the Employee; or (J) the Employee engaging in acts of moral turpitude that could be detrimental to the reputation of the Company.

(ii) “CIC Protective Period” means the twelve (12) month period immediately following the consummation of a Change in Control (as defined in the Equity Plan).

(iii) “Disability” means the Employee is unable, due to physical or mental incapacity, to perform the Employee’s duties to the Company under this Agreement for a period of either (A) 90 consecutive days or (B) 180 days in any 365 day period or as determined pursuant to the terms of the long-term disability plan maintained by the Company.

(iv) “Good Reason” shall mean (in each case without the Employee’s consent): (A) any reduction in the Employee’s Base Salary; (B) a material adverse diminution in the Employee’s duties, responsibilities or authority or an adverse change in the Employee’s title or role; (C) a material breach by the Company, the Parent or any subsidiary or affiliate thereof of this Agreement or any other material written agreement between the Company, the Parent or a subsidiary or affiliate thereof and the Employee; or (D) the assignment of any new duties or responsibilities to the Employee which are materially inconsistent with the Employee’s position as Chief Executive Officer; provided, however, that, in each case, a change in the Employee’s role from Chief Executive Officer to Executive Chairman of the Board shall not constitute Good Reason. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) the Employee provides notice to the Company of the existence of the condition giving rise to Good Reason within thirty (30) days following the Employee’s knowledge of its existence and (2) the Company fails to cure such condition within thirty (30) days following the date of such notice and (3) the Employee terminates his employment with the Company within fifteen (15) days of the earlier to occur of (x) the lapse of the cure period and (y) receipt of written notice of the Company’s intent not to cure.

7. Confidentiality.

(a) The Employee understands that during the Employee’s employment with the Company, the Employee will have access to unpublished and otherwise confidential and proprietary information (“Confidential Information”), whether oral, written or contained on computer systems or other media, relating to the business and affairs of the Company, the Parent, a subsidiary or their affiliates or any client of any of the aforementioned, or otherwise obtained or known by the Employee as a consequence of or through the Employee’s employment. Subject to Section 8 of this Agreement, the Employee agrees to hold in trust and confidence all Confidential Information and observe all Company policies and procedures concerning such Confidential Information. Subject to Section 8 of this Agreement, the Employee further agrees not to disclose or use, either during the Employee’s employment with the Company or at any time thereafter, any Confidential Information unless authorized to do so by the Company in writing, except that the Employee may disclose and use such information (i) when necessary in the performance of the Employee’s duties for the Company; and (ii) as otherwise required by law.

(b) For purposes hereof, Confidential Information includes, but is not limited to, the contents of this Agreement, information of both a technical and nontechnical nature relating to the business of the Company, the Parent, a subsidiary or any of their affiliates, their actual or anticipated businesses, research or development, finances, strategic or financial plans, business plans, methods, processes, developments, records, formula, prices, techniques, operations, investments, marketing plans, technical and sales information, customer and client information, future transactions, employee lists and compensation, management compensation, intellectual property, computer programs, files, procedure and reference manuals, technology or the implementation or exploitation thereof, and any other information communicated to the Employee in circumstances where it is evident that such information is confidential, including, without limitation, information pertaining to trading, customers, clients, prices, costs, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs (including information disclosed to the Company, the Parent, or a subsidiary by others under agreements to hold such information confidential). Confidential Information also includes information encompassed in materials, surveys, charts, drawings, designs, plans, proposals, reports, research, marketing and sales plans, costs, quotations, specification sheets and recording media. Confidential Information further includes information which relates, directly or indirectly, to the computer systems and computer technology of the Company, the Parent, a subsidiary and of their affiliates including, but not limited to, source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installations and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases and any other form or compilation of computer related information.

(c) The Employee’s obligations with respect to Confidential Information will continue, whether or not the Employee resigns or the Employee’s employment with the Company is terminated by the Company, until such information becomes generally available from public sources through no fault of the Employee. Upon resignation or termination of the Employee’s employment with the Company for any reason, the Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mails, apparatus, drawings, blueprints and any other material of the Company, including all materials pertaining to Confidential Information developed by the Employee or others, and all drafts, copies and originals of such materials, whether of a technical, business or fiscal nature, whether on hard copy, tape, disk or any other format, which are in the Employee’s possession, custody or control.

(d) The Employee acknowledges that any breach of confidentiality during the Employee’s employment or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Employee liable to legal action and/or damages.

8. Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if the Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not (x) prohibit the Employee from (1) providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company, or any related targets, by any government agency, including the Securities and Exchange Commission (“SEC”), or other regulator that is responsible for enforcing a law on behalf of the government, or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that the Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company, (2) voluntarily communicating with an attorney retained by the Employee, (3) voluntarily communicating with any law enforcement, government agency, including the SEC, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization regarding possible violations of law, or (4) recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (y) require the Employee to obtain the approval of, or give notice to, the Company or any of its representatives to take any action permitted under the preceding clause (x); or (z) apply to information that (i) was at the time of receipt within the public knowledge without any breach by the Employee, or (ii) subsequently is lawfully acquired from a third party without continuing restriction on use, without any breach by the Employee.

9. Non-Disparagement. Subject to Section 8 of this Agreement, the Employee may not, either during or at any time subsequent to the Employee’s employment with the Company, directly or indirectly, engage in any conduct or make any statement disparaging in any way the business or reputation of the Company, or any goods or services offered by the Company, nor shall the Employee engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill or reputation of the Company.

10. Non-Competition.

(a) The Employee agrees that during the Employee’s employment with the Company and for a period of twelve (12) months immediately following termination of employment (the “Restricted Period”) for any reason, the Employee shall not serve in a management or executive-level role with, or provide business, strategic, sales, financial, operational or technical advice or services, to the extent that the Employee provided such advice or services to the Company or its subsidiaries, at any time during the twenty-four (24) calendar month period preceding the termination of the Employee’s employment with the Company for any reason, to any person or business that engages in the Competing Business within the Restricted Area. “Competing Business” means any person or business that develops or produces lithium-ion battery cells, modules or packs, or any other products developed by the Company, the Parent or their subsidiaries during the Employee’s employment with regard to which the Employee developed or obtained Confidential Information. “Restricted Area” means any state in the United States or any foreign country in which the Employee provided services or had a material presence or influence for or on behalf of the Company, the Parent or their subsidiaries during the Employee’s employment. Notwithstanding the foregoing, the Employee shall not be prevented from providing services to a person or business who or which engages in or is actively preparing to engage in Competing Business, if such services are restricted solely to one or more distinct portions of the operations and business of such person or business, such distinct portions do not engage in and/or are not preparing to engage in Competing Business, and the Employee undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such person or business or any business segments thereof that engage in or are actively preparing to engage in Competing Business.

(b) If the Employee is uncertain whether an activity is covered by the prohibitions set out in this clause, the Employee shall, whether during the employment or following termination of employment, present the issue to the Company in writing and await a written statement from the Company before engaging in the activity at question. The Company shall provide a written statement on the applicability of Section 10(a) within fifteen (15) business days after having received the written request from the Employee; provided, that if no such written statement is provided by the Company within such period, such activity will be deemed to not be covered by the prohibitions set out in this clause. The Employee agrees to cooperate and provide the Company the information necessary to make its decision, including but not limited to, providing a job description and responding to the Company’s reasonable requests for information.

11. Non-Solicitation of Customers. The Employee agrees that during the Restricted Period, the Employee shall not directly or indirectly solicit or otherwise (including by assisting or aiding any third party), (i) solicit the business of or perform any services for any actual customer, any person or entity that has been a customer within the one-year period preceding the date of such solicitation or any actively solicited prospective customer, in each case, as to whom or which the Employee provided any services or as to whom the Employee has knowledge of Confidential Information, (ii) encourage or assist any Competing Business to solicit or service any actual customer, any person or entity that has been a customer within the twelve (12) month-period preceding the date of such solicitation or any actively solicited prospective customer of the Company, the Parent or a subsidiary, in each case, as to whom or which the Employee provided any services or as to whom the Employee has knowledge of Confidential Information, or otherwise seek to encourage or induce any such customer to cease doing business with, or lessen its business with, the Company, the Parent or a subsidiary or (iii) otherwise knowingly interfere with or damage (or attempt to knowingly interfere with or damage), or take action that would reasonably be expected to interfere with or damage, the Company’s, the Parent’s or a subsidiary’s relationship with its customers as to whom or which the Employee provided any services or as to whom the Employee has knowledge of Confidential Information.

12. Non-Solicitation of Employees. The Employee agrees that during the Restricted Period, the Employee shall not, directly or indirectly (including by assisting or aiding any third party), for the purpose of providing services to a Competing Business (i) solicit, recruit or induce any employee of the Company, the Parent or a subsidiary, to terminate employment with the Company, the Parent or a subsidiary, or (ii) either individually or as owner, agent, employee, director, manager, officer, consultant or otherwise, employ, or offer employment to any person who at the time of such action is, or who during the twelve (12)-month period preceding such action was, an employee of the Company, the Parent or a subsidiary; provided, however, that, following the termination of the Employee’s employment, the foregoing will not preclude the Employee from initiating or directing, on the Employee’s own behalf or for a third party, a general employment solicitation that is not directed primarily at the foregoing employees.

13. Use of Company Technology. The Company’s electronic mail system, internet subscription and all other data systems are the exclusive property of the Company. The Employee agrees that, with the exception of occasional incidental use, the Company’s electronic mail system, internet subscription and all other data systems shall be used by the Employee solely in connection with the Employee’s work for the Company. The Employee acknowledges that the Employee shall have no right to access and shall not access the Company’s electronic mail system or other data systems after termination of employment.

14. Intellectual Property.

(a) The terms and provisions of this Section 14 shall apply to all Creations (as defined below) and all intellectual property rights (“IPR”) related thereto that are conceived, reduced to practice, made, created or developed, or otherwise delivered or provided, by the Employee in the course of the Employee’s employment with the Company, whether outside working hours or outside the Company’s premises, or made with the use of the Company’s information, time, material, facilities, employees or advisors, and which in any way is related to the Company’s, the Parent’s or any subsidiary’s business. “Creations” shall in this agreement mean any work of art or literature, integrated circuit design, software, copyright, design, trademark, trade name, distinctive sign, know-how, trade secret, information, data, databases, test results, discoveries, formulae, inventions, improvements, ideas and concepts. All Creations which the Employee makes, develops, or conceives during the term of the employment and for a period of one (1) year after termination, shall be deemed to have been made in the course of the Employee’s employment by the Company or with the use of the Company’s information, time, material, facilities, employees or advisors, unless the Employee demonstrates otherwise.

(b) The Employee acknowledges and agrees that all Creations and related IPR are works-for-hire and are owned exclusively by the Company. To the extent all Creations and related IPR are not works-for-hire and owned exclusively by the Company, the Employee hereby assigns and agrees to assign to the Company, its successors or assigns, all of the Employee’s right, title and interest in and to the Creations and IPR related thereto, including the right to make changes to and further assign such Creations and related IPR. The Employee waives, to the extent permitted under United States law, any moral rights in the Creations, including the right to be known as the creator of the Creations. The Employee shall disclose in writing to the Company any Creations and related IPR as such from time to time may arise, as reasonably required in order for the Company to assume ownership of and obtain intellectual property protection for such Creations and related IPR. At the Company’s request and at the Company’s expense, the Employee undertakes to issue and sign confirmatory declarations of assignment relating to the Creations and related IPR. The Employee further undertakes to cooperate with the Company, and to execute and deliver, at the Company’s expense, all such further documents as the Company reasonably requires, during and after the termination of this Agreement, in order to obtain, protect and maintain Company’s ownership and interests in the Creations and the related IPR.

(c) Where the Employee can clearly document that a Creation was conceived, reduced to practice, made, developed or created by the Employee before the effective date of this Agreement (“Prior Creations”), such Prior Creations and any related IPR applications or registrations issued thereon shall be excluded from this Section 14. The Employee also agrees not to incorporate or provide or deliver for use any Prior Creations or related IPR owned by the Employee or in which the Employee has an interest into a Company product or process, without the Company’s prior written consent. If in the course of employment, the Employee incorporates or provides or delivers for use a Prior Creation into a Company product or process, the Company shall be and hereby is automatically granted a perpetual, non-exclusive, royalty-free irrevocable worldwide, transferable and sub-licensable license to make, have made, modify, use and sell any such Company product or process which incorporates such Prior Creation.

(d) The Employee agrees that any and all information and documentation relating to the Creations, including computer software code, is the property of the Company. The Employee undertakes to store such information and documentation on the Company’s computer system, in cloud accounts or otherwise in accordance with Company’s instructions. To the extent it is necessary to store such information and documentation locally, the Employee undertakes to store it in discrete files separate from personal information. The Employee agrees that the Company is entitled to access, at any time, computers and/or network resources used by the Employee for the purpose of securing the Company’s interests in such information and documentation to the extent necessary.

15. Return of Property. Upon termination of employment, the Employee shall return to the Company all property of the Company, the Parent or a subsidiary in the Employee’s possession, custody or control belonging to the Company, the Parent or a subsidiary, including but not limited to business cards, credit and charge cards, keys, security and computer passwords, mobile phones, personal computer equipment, Creations, original and copy documents or other media on which information is held in the Employee’s possession relating to the business or affairs of the Company, the Parent or a subsidiary.

16. Data Privacy. In order to manage the Employee’s employment, the Company will need to process certain personal data relating to the Employee. Information regarding which personal data is being processed, how such personal data is being processed and which rights the Employee has in this regard, is outlined on the Company’s intranet. The Employee is responsible for familiarizing himself or herself with the applicable content of such policy.

17. Cooperation. Following the termination of employment, the Employee shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Employee’s employment hereunder. The Company shall reimburse all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Employee as a result of such cooperation. In the event that any cooperation by the Employee pursuant to this Section 17 requires more than ten (10) hours of the Employee’s business time in any month, the Company will compensate the Employee for such additional time during such month at a rate per hour equal to the Employee’s Base Salary on the date of termination, calculated by dividing the Employee’s Base Salary at the time of termination by 2,080, which will be payable within thirty (30) days following presentation by the Employee of documentation evidencing the purpose and amount of such time spent.

18. Indemnification. The Employee will be entitled to be indemnified by the Company against any claims brought against the Employee arising from the Employee’s employment with, or provision of services to the Group, and to have the Employee’s defense expenses promptly advanced subject to a repayment obligation, to the maximum extent provided in Company’s and Parent’s articles of association and certificate of incorporation (or other organizational documents) and applicable law (each in effect as of the date hereof or as may be subsequently amended to provide the Employee with more favorable treatment), and to be covered by the Company’s and the Parent’s directors and officers liability policy (at the Company’s expense), in the same manner and to the same extent as other current and former employees of the Company at the Employee’s level.

19. Remedies. The Employee acknowledges and agrees that a violation or threatened violation of any of the Employee’s obligations under this Agreement may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Employee from committing any violation of the covenants or obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity in connection with the foregoing provisions of this Agreement.

20. Background Check. The Employee gives their consent to the Company to perform criminal record check of records for felony or misdemeanor convictions in all jurisdictions in which the Employee has lived or worked during the previous ten years.

21. Enforceability/Modification. It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be deemed enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Without limiting the foregoing, if any provision of this Agreement or any application thereof to any circumstances, is determined to be void and unenforceable, in whole or in part, by a court applying any applicable law, such provision or application shall be modified to the extent necessary to give the terms of this Agreement maximum effect. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

22. Notice. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by electronic mail transmission (with confirmed receipt).

Notices shall be sent to the Company at:

c/o T1 Energy Inc.

1211 E 4th St.

Austin, Texas 78702

Attention: Compliance Officer

Emails: compliance-officer@t1energy.com

Notices shall be sent to the Employee at:

Daniel Barcelo

Email: daniel.barcelo@t1energy.com

23. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

24. Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, discussions, covenants, representations, and arrangements, written or oral, between them as to such subject matter, including, without limitation, any prior employment agreement or offer letter by and between the Employee and the Company or the Parent.

25. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the Parties. No waiver by any Party of any breach by any other Party of any provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time. The failure of a Party to enforce at any time the provisions of this Agreement or to require at any time performance by any other Party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any Party to enforce each and every provision in accordance with its terms.

26. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

27. Governing Law; Consent to Jurisdiction; Jury Trial Waiver. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Texas without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States. The Parties hereby agree that any actions or proceedings brought by the Employee relating to this Agreement must be brought in the courts situated in Houston, Texas. The Employee hereby irrevocably submits to the exclusive jurisdiction of such courts and waives the defense of forum non conveniens (i.e., inconvenient forum) to the maintenance of any such action or proceeding in such venue. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

28. Section 409A.

(a) Generally. The Parties intend that any amounts payable hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6) to the extent that such amounts payable are subject to Section 409A (and otherwise be exempt from Section 409A). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Parties agree to negotiate in good faith to make amendments to this Agreement, as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A and, to the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made, to the maximum extent reasonably possible, to maintain the original intent and economic benefit to the Employee under the applicable provision without violating the provisions of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the timing of any payments made pursuant to this Agreement, in any case where the first and last days of a time period during which a payment is due to the Employee are in two separate taxable years, any such payment required to be made to the Employee that is treated as deferred compensation for purposes of Section 409A shall be made in the later taxable year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

(b) Specified Employee. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A payable on account of a “separation from service,” and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Employee’s termination or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

29. Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company or any of its affiliates is required to deduct pursuant to state, federal or local laws.

30. Clawback.

(a) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company or the Parent is subject to the Company’s and the Parent’s clawback policy, and any amendments thereto (or any other policy adopted by the Company, the Parent or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement) (any such policy, a “Clawback Policy”). The Employee acknowledges and agrees that the Employee has no right to indemnification, insurance payments or other reimbursement by or from the Company, the Parent or any of its affiliates for any compensation that is subject to recoupment and/or forfeiture under any Clawback Policy, and that the Employee shall take all action necessary or appropriate to comply with any such Clawback Policy, or any successor policy thereto (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

(b) In addition to the terms and conditions of any Clawback Policy, if within two (2) years after the payment of any bonus (whether as part of the Group’s annual bonus scheme or otherwise) or payment of any other award (whether in cash or equity) is made to the Employee, the Parent is required to restate its accounts to a material extent or if the Company becomes aware of any material malfeasance or material wrongdoing on the Employee’s part, in each case as determined by the Parent in its sole discretion, then the Parent shall be entitled to recalculate, in its reasonable good faith discretion, the bonus or other award that it would otherwise have awarded the Employee in the relevant financial years, had these facts been known at the time the bonus or other award was granted. The Employee shall promptly repay to the Company on demand the difference between such recalculated bonuses or other awards and the aggregate value of the bonuses or other awards actually paid to the Employee (as determined in the sole discretion of the Company).

31. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

32. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

33. Electronic Signature. This Agreement may be electronically signed.

***

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For the Company	The Employee

/s/ Evan Calio	/s/ Daniel Barcelo
Name: Evan Calio	Name: Daniel Barcelo
Position: Chief Financial Officer	Date: April 25, 2025
Date: April 25, 2025

EXHIBIT A

Release of Claims

WHEREAS, T1 Energy Holding Inc., a Delaware Corporation (the “Company”), and Daniel Barcelo (the “Employee”) are parties to an Employment Agreement, dated April 25, 2025, (defined terms used herein but not defined shall have the meaning given to them in the Employment Agreement).

WHEREAS, the execution of this Release of Claims (this “Release”) is a condition precedent to the Employee’s receipt of certain payments upon termination of the employment as set forth in Section 6 of the Employment Agreement; and

WHEREAS, in consideration for Employee’s signing of this Release, the Company will provide the Employee with the applicable payments to be made in accordance with Section 6 of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Employee agree as follows:

1. General Release of Claims.

(a) The Employee, on behalf of himself, the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the Employee (collectively, the “Releasers”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge Parent, Company, together with their affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Releasee” and collectively, the “Releasees”) from, and does fully waive any obligations of any of the Releasees to Releasers for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Employee or any other Releaser ever had, now has, or may hereafter claim to have by reason of any matter, cause, or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Release, including but not limited to, (A) any such Claims relating in any way to the Employee’s employment with the Company or any other Releasee, and (B) any such Claims arising under any federal, local, or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the Employee’s employment; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company or any other Releasee and the Employee (including, without limitation, the Employment Agreement).

(b) Notwithstanding anything herein to the contrary, Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to: (A) any Claims the Employee may have that cannot be waived under applicable law; (B) rights under this Release; (C) any rights the Employee may have to vested benefits under employee welfare benefit and qualified retirement plans; (D) any rights the Employee has or may have relating to the Employee’s rights as a shareholder with respect to shares of the Parent’s common stock owned outright; and (E) any claims or rights relating to indemnification of the Employee by the Company and the Parent or to benefits under any directors or officers insurance policy maintained by the Company and/or the Parent.

Exhibit A-1

(c) The Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any other Releasee or the Employee of any improper or unlawful conduct. The Employee further acknowledges and agrees that the Company and the other Releasees have fully satisfied any and all obligations owed to the Employee arising out of or relating to the Employee’s employment with the Company or any other Releasees, and no further sums, payments, or benefits are owed to the Employee by the Company or any of the other Releasees arising out of or relating to the Employee’s employment with the Company or any of the other Releasees, except as expressly provided in this Release.

2. Continuing Obligations. The Employee acknowledges and agrees that the Employee’s obligations under Section 7 (Confidentiality), Section 8 (Permitted Disclosures), Section 9 (Non-Disparagement), Section 10 (Non-Competition), Section 11 (Non-Solicitation of Customers), Section 12 (Non-Solicitation of Employees), Section 14 (Intellectual Property), Section 15 (Return of Property), Section 17 (Cooperation), and Section 27 (Governing Law) of the Employment Agreement survive the termination of engagement and are incorporated herein by reference. The Employee affirms that the restrictive covenants in the Employment Agreement are reasonable and necessary to protect the legitimate interests, including goodwill, of the Company and that the Employee received adequate consideration in exchange for agreeing to those restrictions and will abide by those restrictions.

3. Return of Property. The Employee agrees that upon the Employee’s execution and delivery of this Release, the Employee has returned to the Company any and all of the Intellectual Property or any other property of either of the Company (which shall include any documents, files or other materials which contain Confidential Information) in the Employee’s possession or subject to the Employee’s control.

4. Consideration and Revocation.

(a) The Employee acknowledges that the Company has advised the Employee to consult with an attorney of the Employee’s own choosing prior to executing this Release. The Employee represents that the Employee has had the opportunity to review this Release with an attorney of the Employee’s choosing. The Employee also agrees and acknowledges that the Employee is receiving benefits and payments to which the Employee would not otherwise be entitled unless the Employee signs this Release, that the Employee has read the Release in its entirety and understands the Release, and that the Employee has entered into this Release freely, knowingly and voluntarily.

Exhibit A-2

(b) The Employee has twenty-one (21) calendar days to consider the terms of this Release. However, the Employee may sign and return this Release before the expiration of the twenty-one (21) calendar day period. The Employee agrees that changes to this Release, whether material or immaterial, will not restart the running of the twenty-one (21) calendar day period. Once signed, the Employee will have seven (7) additional calendar days from the date that the Employee signs this Release to revoke the Employee’s consent. Such revocation must be in writing and must be addressed and personally delivered or mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:

c/o T1 Energy Inc.

1211 E 4th St.

Austin, Texas 78702

Attention: Compliance Officer

Emails: compliance-officer@t1energy.com

If the Employee revokes the Employee’s consent within such seven (7) calendar day period, this Release shall be of no force or effect and the Employee shall have no right to the payments set forth in Section 6 of the Employment Agreement. This Release will be considered effective and enforceable on the eighth (8th) calendar day following the date the Employee signs and returns this Release to the Company.

5. No Waiver. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding.

6. Entire Agreement. This Release contains the entire agreement between the Company and the Employee relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and the Employee with respect to the subject matter hereof.

7. Governing Law. This Release shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Texas without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Daniel Barcelo

Exhibit A-3